Exhibit 99.1

Intercept Provides 2014 Year-End Update and Planned 2015 Milestones

NEW YORK, January 12, 2015 (GlobeNewswire) — Intercept Pharmaceuticals, Inc. (NASDAQ: ICPT) (Intercept), today provided a clinical update on obeticholic acid (OCA), a novel bile acid analog and first-in-class agonist of the farnesoid X receptor (FXR), as well as planned 2015 milestones and other general business updates. OCA is currently being developed for the treatment of several chronic liver diseases, including primary biliary cirrhosis (PBC), nonalcoholic steatohepatitis (NASH) and primary sclerosing cholangitis (PSC).

Summary of 2014 Year-End Program Updates and Planned 2015 Milestones

•         PBC Program

°	Rolling NDA submission initiated in December 2014
°	Phase 3 confirmatory outcomes trial initiated in December 2014
°	Completion of NDA and MAA filings planned in 1H 2015

•         NASH Program

°	IND and comprehensive FLINT trial datasets transferred from NIDDK to Intercept in December 2014
°	Phase 3 program initiation planned in 1H 2015
°	Japan Phase 2 trial data expected YE 2015

•	PSC Program

°	Phase 2 trial initiated in December 2014

•	Biliary Atresia: Phase 2 initiation planned in 2H 2015

•	INT-767: Phase 1 initiation planned for YE 2015

OCA for Primary Biliary Cirrhosis (PBC)

In March 2014, we announced that OCA achieved the primary endpoint in a Phase 3 clinical trial (POISE) for the treatment of PBC. These results, along with two previously conducted randomized Phase 2 PBC trials, are planned to serve as the basis for seeking the first regulatory approvals to market OCA in the United States and Europe. OCA was granted Fast Track designation by FDA in May 2014 for the treatment of patients with PBC who have an inadequate response to or are intolerant of ursodiol. The Fast Track process allows a company to submit individual sections of its New Drug Application (NDA) for review by FDA on a rolling basis as they are completed. We initiated the rolling NDA submission in December 2014 under the accelerated approval pathway and plan to complete our filings for marketing approval of OCA in PBC in the United States and Europe within the first half of 2015.

As part of our strategy for filing the NDA under the accelerated approval pathway, two key events occurred in December 2014. First, we announced the publication in Gastroenterology of the largest meta-analysis of individual PBC patient data conducted to date, in which an independent group of researchers sponsored by us (the Global PBC Study Group) confirmed that levels of alkaline phosphatase (ALP) and bilirubin predicted clinical outcomes of patients with PBC. Second, we initiated a confirmatory clinical outcomes trial in PBC, as required under FDA guidelines for accelerated approval, with detailed input on the trial design from regulatory agencies. The goal of the trial is to confirm that reduction of ALP with OCA treatment is associated with a longer term benefit on liver-related clinical outcomes. This trial is expected to be completed on a post-marketing basis and is anticipated to enroll approximately 350 patients at 150 centers in over 20 countries.

“2014 was an important year for our PBC program with positive Phase 3 data from the POISE trial, the Global PBC Study Group publication and productive discussions with regulators,” said Mark Pruzanski, M.D., Chief Executive Officer of Intercept Pharmaceuticals. “The initiation of our confirmatory clinical outcomes trial and rolling NDA are important milestones in our goal of bringing to market a treatment alternative for PBC patients with inadequately controlled disease.”

OCA for Nonalcoholic Steatohepatitis (NASH)

OCA achieved the primary endpoint in a Phase 2b clinical trial (FLINT) for the treatment of NASH, which was sponsored by the National Institute of Diabetes and Digestive and Kidney Diseases (NIDDK), a part of the National Institutes of Health (NIH). The FLINT results were published online in The Lancet in November 2014. In December 2014, NIDDK transferred to us the Investigational New Drug (IND) application for OCA in NASH, along with comprehensive datasets from FLINT, allowing us to further analyze the trial results in support of our NASH program. Also in December 2014, the proceedings of a 2013 NASH endpoints workshop sponsored by FDA and the American Association for the Study of Liver Diseases (AASLD) were published online in Hepatology, focusing on improvement in liver histology as a basis for potential accelerated approval of NASH drugs.

We continue to plan for the initiation of our NASH Phase 3 clinical program in the first half of 2015, subject to the completion of our regulatory discussions with FDA and EMA. We also intend to initiate a clinical trial in 2015 investigating the lipid metabolic effects of OCA and cholesterol management effects of concomitant statin administration in NASH patients.

OCA for Primary Sclerosing Cholangitis (PSC)

In December 2014, we initiated an international Phase 2 clinical trial to evaluate the effects of 24 weeks of treatment with varying doses of OCA compared to placebo in patients with PSC. The primary endpoint is the reduction of serum ALP levels, as compared to placebo. In addition, OCA’s effect on other secondary liver function endpoints, as well as symptoms of ulcerative colitis (a disease occurring in a majority of patients with PSC), will be assessed. This trial is anticipated to enroll approximately 75 patients in the United States and Europe.

Cash Position and 2015 Guidance

Intercept ended 2014 with approximately $240 million in cash and investments. For the full year 2015, we project adjusted operating expenses in the range of $180 to $200 million, which excludes stock-based compensation and other non-cash items. These expenses will support the clinical development program for OCA in PBC, NASH and PSC, expansion of our clinical, regulatory, medical affairs and commercial infrastructure in the United States and Europe, expansion of OCA manufacturing activities, as well as advancement of INT-767 and other preclinical pipeline programs. Adjusted operating expense, as presented above, is a non-GAAP financial measure. We anticipate that stock-based compensation expense will represent the most significant non-cash item that is excluded in adjusted operating expenses as compared to operating expenses under GAAP.

Upcoming Investor Presentation

Management will provide an update on the company followed by a breakout session at the J.P. Morgan Healthcare Conference on Wednesday, January 14, 2015 starting at 10:30 a.m. Pacific Time in San Francisco. Webcast information for the presentation and immediately following breakout session will be available on the Investors page of Intercept's website at http://ir.interceptpharma.com. An archived webcast will be available on Intercept's website for approximately two weeks.

About Primary Biliary Cirrhosis

PBC is an autoimmune liver disease that may progress to cirrhosis and liver failure, and it is currently the second leading indication for liver transplant among women in the United States. It is primarily a disease of women, afflicting approximately one in 1,000 women over the age of 40. Ursodiol is the only approved drug treatment for PBC and studies have shown that up to 50% of PBC patients may have an inadequate response, thereby remaining at risk of adverse outcomes.

About Primary Sclerosing Cholangitis

PSC is a rare autoimmune cholestatic liver disease that progressively damages the bile ducts in the liver that eventually may result in liver failure and death. PSC has about one-third the prevalence of PBC and more than 70% of cases occur in men. It is estimated that nearly 21 per 100,000 men and 6 per 100,000 women have the disease. Approximately 75% of PSC patients have overlapping inflammatory bowel disease, principally ulcerative colitis. A significant proportion of patients progress to liver-related complications that include biliary strictures, cirrhosis, liver cancer and cholangiocarcinoma, and PSC is the 4th leading indication for liver transplant. While there is no approved treatment for PSC, ursodiol is often prescribed off-label for PSC patients. Recent studies have shown that patients whose ALP level decreases to below 1.5 times the upper limit of normal appear to have a better prognosis than those with persistently higher ALP levels.

About Intercept

Intercept is a biopharmaceutical company focused on the development and commercialization of novel therapeutics to treat orphan and more prevalent liver and intestinal diseases utilizing its expertise in bile acid chemistry. The company's lead product candidate, obeticholic acid (OCA), is a bile acid analog and first-in-class agonist of the farnesoid X receptor (FXR). OCA is being developed for a variety of chronic liver diseases including primary biliary cirrhosis (PBC), nonalcoholic steatohepatitis (NASH) and primary sclerosing cholangitis (PSC). OCA has received orphan drug designation in both the United States and Europe for the treatment of PBC and PSC. Intercept owns worldwide rights to OCA outside of Japan, China and Korea, where it has out-licensed the product candidate to Sumitomo Dainippon Pharma. For more information about Intercept, please visit the Company's website at: www.interceptpharma.com.

Non-GAAP Financial Measures

This press release presents projected adjusted operating expense, which is a non-GAAP measure and should be considered in addition to, but not as a substitute for, operating expense that we prepare and announce in accordance with GAAP. We exclude certain items from adjusted operating expense, such as stock-based compensation and other non-cash items, that management does not believe affect our basic operations and that do not meet the GAAP definition of unusual or non-recurring items. A reconciliation of projected non-GAAP adjusted operating expense to operating expense calculated in accordance with GAAP is not available on a forward-looking basis without unreasonable effort due to an inability to make accurate projections and estimates related to certain information needed to calculate, for example, future stock-based compensation expense. Management also uses adjusted operating expense to establish budgets and operational goals and to manage our company's business. Other companies may define this measure in different ways. We believe this presentation provides investors and management with supplemental information relating to operating performance and trends that facilitate comparisons between periods and with respect to projected information.

Safe Harbor Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the clinical, preclinical and regulatory developments for our product candidates, the anticipated results of our clinical and preclinical trials and other development activities and the timing thereof, our potential development and regulatory milestones and the timeframes under which we anticipate such milestones may be achieved, the clinical utility of the selected endpoints for our trials and any potential consensus relating thereto, anticipated trends relating to our financial position, including expected adjusted operating expense, and our strategic directives under the caption "About Intercept." These "forward-looking statements" are based on management's current expectations of future events and are subject to a number of important risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: the initiation, cost, timing, progress and results of our development activities, preclinical studies and clinical trials; the timing of and our ability to obtain and maintain regulatory approval of OCA, INT-767 and any other product candidates we may develop, particularly the possibility that regulatory authorities may require clinical outcomes data (and not just results based on achievement of a surrogate endpoint) as a condition to any marketing approval for OCA, and any related restrictions, limitations, and/or warnings in the label of any approved product candidates; our plans to research, develop and commercialize our product candidates; the election by our collaborators to pursue research, development and commercialization activities; our ability to attract collaborators with development, regulatory and commercialization expertise; our ability to obtain and maintain intellectual property protection for its product candidates; our ability to successfully commercialize our product candidates; the size and growth of the markets for our product candidates and our ability to serve those markets; the rate and degree of market acceptance of any future products; the success of competing drugs that are or become available; regulatory developments in the United States and other countries; the performance of third-party suppliers and manufacturers; our need for and ability to obtain additional financing; our estimates regarding expenses, future revenues and capital requirements and the accuracy thereof; our ability to retain key scientific or management personnel; and other factors discussed under the heading "Risk Factors" contained in our annual report on Form 10-K for the year ended December 31, 2013 filed on March 14, 2014 as well as any updates to these risk factors filed from time to time in our other filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Intercept undertakes no duty to update this information unless required by law.

CONTACT:

For more information about Intercept, please contact Barbara Duncan or Senthil Sundaram, both of Intercept Pharmaceuticals at 1-646-747-1000.

Media inquiries: media@interceptpharma.com
Investor inquiries: investors@interceptpharma.com

SOURCE: Intercept Pharmaceuticals, Inc.